Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP PROVIDES SELECTED THIRD QUARTER 2005

ESTIMATES AND PRODUCTION UPDATE

HOUSTON, Texas, October 13, 2005 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announces today the expected earnings impact in the third quarter from mark-to-market derivative transactions and stock-based compensation. The Company also announces estimated third quarter oil and gas production volumes and provides an update on the effects of Hurricanes Katrina and Rita on the Company’s operations and production.

Expected Earnings Impact From Mark-to-Market Derivative Transactions

As a result of the increase in oil prices during the third quarter of 2005, and consistent with prior periods in which oil prices have increased, the Company expects to record in the third quarter of 2005 a pre-tax charge to income of $142 million related to mark-to-market derivative contracts. Cash payments related to these contracts that settled in the third quarter totaled $101 million.

The Company expects continued volatility in its reported earnings due to gains and losses on mark-to-market derivative contracts as changes occur in the NYMEX price index. A summary of PXP’s current derivative positions is attached.

Stock-based Compensation

The Company expects to recognize pre-tax noncash stock-based compensation costs of $40 million in the third quarter related to stock appreciation rights and restricted stock units.

— MORE —

The Company has issued stock appreciation rights (SARs) to employees and accounting for SARs requires that the Company record an expense or a credit for vested or deemed vested SARs depending on whether, during the period, the stock price either rose or fell, respectively. Accordingly, since the stock price increased from $35.53 per share on June 30, 2005 to $42.82 per share on September 30, 2005 the Company anticipates recording a pre-tax charge of approximately $18 million in the third quarter for SARs. Cash payments for SARs exercised during the third quarter were approximately $4 million. In addition, as previously announced, in the third quarter, the Company expects to recognize approximately $22 million of pre-tax non-cash expense related to the vesting of restricted stock and restricted stock units. During the quarter, the Company issued approximately 0.8 million shares of common stock upon the vesting of restricted stock units.

Operational Update

On a barrel equivalent basis the Company produced approximately 61.5 thousand barrels per day (BOEPD) in the third quarter, which was within the previously announced guidance range. Third quarter production volumes were impacted by the effects of shut-in production from Hurricanes Katrina and Rita. Through October 10 the Company has deferred production of approximately 220 thousand net barrels of oil equivalent due to Hurricanes Katrina and Rita. The current daily production volume that remains shut-in is approximately 4,100 net BOEPD, down from approximately 5,400 net BOEPD on August 31. All production impacted by Hurricane Rita has been restored and repair work is ongoing for a majority of the production affected by Hurricane Katrina. In addition, damage from the hurricanes has caused delays in the drilling and completion of five wells in the third and fourth quarters of 2005 with likely delays in two other planned late 2005 drilling starts. The Company reaffirms the fourth quarter production estimate of 62,000 – 68,000 BOEPD and the full year 2005 estimate of 64,000 – 66,000 BOEPD.

Third Quarter Earnings Release

The Company will announce its third quarter 2005 earnings before the market opens on Thursday, November 3, 2005. PXP will host a conference call to discuss the results and other forward-looking items at 10:00 a.m. Central time on that day. Investors wishing to participate may dial 1-800-370-0740 or 1-973-409-9259. The replay will be available through November 17, 2005 and can be accessed by dialing 1-877-519-4471 or 1-973-341-3080, Replay ID: 6598366.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address

— MORE —

activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates,

•	oil and gas prices,

•	the impact of derivative positions,

•	production expense estimates,

•	cash flow estimates,

•	future financial performance,

•	planned capital expenditures, and

•	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2004, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

— MORE —

Plains Exploration & Production Company

Summary of Open Derivative Positions

Period	Commodity	Instrument Type	Daily Volumes	Average Price	Index
Sales of Production

Qualified for Hedge Accounting
2005
4th Qtr	Natural gas	Swap	5,000 /MMBtu	$4.40	Waha

Not Qualified for Hedge Accounting
2005
4th Qtr	Crude oil	Collar	14,000 /Bbls	$26.00 Floor-$29.33 Ceiling	WTI
4th Qtr	Crude oil	Collar	22,000 /Bbls	$25.00 Floor-$34.76 Ceiling	WTI

2006

Jan - Dec	Crude oil	Put options	50,000 /Bbls	$55.00 Strike price	WTI
2007
Jan - Dec	Crude oil	Collar	22,000 /Bbls	$25.00 Floor-$34.76 Ceiling	WTI

Jan - Dec	Crude oil	Put options	50,000 /Bbls	$55.00 Strike price	WTI
2008
Jan - Dec	Crude oil	Collar	22,000 /Bbls	$25.00 Floor-$34.76 Ceiling	WTI

Purchases of Natural Gas

Qualified for Hedge Accounting
2005
4th Qtr	Natural gas	Swap	8,000 /MMBtu	$3.85	Socal

Not Qualified for Hedge Accounting
2006
Jan - Dec	Natural gas	Call options	30,000 /MMBtu	$12.00	Socal

# # #